Exhibit 10.2.2

                                    AGREEMENT

This Agreement dated October 10, 2003 by and between Nu Age Electric Inc. (Nu
Age) whose address is 799 Marsopa Dr., Vista, Ca. 92083, lee Eastman President and Hero/Majestic Auto Limited (Hero/Majestic) whose address is C-48 Focal Point, Ludbiana-141010 India, Mr. M.C. Munjal Managing Director, wherein the parties agree to the following:

1) Nu Age is supplying to Hero/Majestic one Nu Age electric powered "mini motocycle with drawings and spec information Nu Age has also delivered to Hero/Majestic the pictures and spec information for a vehicle called the Nu Age "Lowboy Sport Secret". The Nu Age engineers have designed and developed working proto type models of these two units and hold "proprietary rights" for these vehicles.

2) Nu Age has developed a very serious interest for these vehicles with a major USA cycle distributor of Nu Age, SIC LLC/GEN - X Group (SIC Group) for the USA markets.

3) Nu Age and hero/Majestic agree to jointly engineer build and test a number of proto type working models of these vehicles to the satisfaction of Nu Age, Hero/Majestic and SIC Group.

4) Nu Age agrees to provide a co-operation between the engineers of Nu Age and the engineers of Hero/Majestic to build these working proto type models for testing and demonstration purposes.

5) Nu Age agrees to provide all of the required electric propulsion system to assemble on these vehicles for testing and demonstrations. Hero/Majestic will only be responsible to build out the frames and body styles under the specifications determined for these vehicles. Hero/Majestic may also be required to assemble the "electric propulsion system" onto the vehicles in India under specific instructions by the engineers of Nu Age for the testing of these vehicles by Hero/Majestic in India.

6) Hero/Majestic will use their engineering skills successful build these working proto type models and delivery a portion of these models to Nu Age in the USA for such testing and demonstrations by Nu Age and the SIC Group.

Nu Age. Hero/Majestic Agreement 10.09.03 page 2 of 4

7) Hero/Majestic will deliver to Nu Age a cost breakdown for their manufacturing and or any assembly costs for their portion of the development of these vehicles. This price will include the expected profit by Hero/Majestic and will be the cost for Nu Age to purchase these vehicles by Nu Age for delivery to the SIC Group. These costs may vary depending on the volume order for the delivery of these vehicles by Nu Age.

8) Upon the building and successful testing and acceptance of the price of these proto type vehicles by the parties, Nu Age fully expects that SIC Group will enter into an agreement with Nu Age for the delivery of up to 10,000 units of each of these vehicles each month for the first year of sales.

9) It will then be the responsibility of Nu Age and Hero/Majestic to immediately gear up to provide sufficient quantities of materials to build out these units on this volume order basis.

10) Nu Age has additional electric powered toys in various development states and agrees to have delivered to Hero/Majestic all of these units and any future additional units for the arrangement of the same development schedule between the parties. These arrangements will continue on an "on going" basis as long as the parties believe their mutual arrangements are providing a successful venture together. In the event either party wishes to discontinue this relationship a 30-day written notice will be delivered to the other party detailing their actions.

11) It is imperative that Nu Age secure a reliable, qualified, very capable manufacturing partner who can perform all of the strenuous requirements for the successful manufacturing and delivery of our products, both in quality and quantity and at a reasonable cost, such that we can be very competitive and successful in the marketing of these great new products both into the USA markets and worldwide.

12) Nu Age firmly believes that this partner must be Hero.

13) All discussions, contracts and agreements between Nu Age and Hero will be arranged by and through the Nu Age associated company, Saphire Associates of India.

Nu Age. Hero/Majestic Agreement 10.09.03 page 3 of 4

Points of Contact for all communication pertaining to this Agreement, and subject to change upon written notice:

For: NU AGE, Inc.
NU AGE, Inc.
799 Marsopa Drive
Vista, CA 92083
U. S. A.
ATTN: Lee Eastman
President
Phone: 760-521-6291
Fax: 760-631-7429
e-mail: Leee@cox.net

For Hero/Majestic Auto Limited
C-48, Focal Point
Ludbiana - 141010
India
ATTN: M.C. Munjal
Managing Director
Phone: 0091-161-2670233 Ext. 237
Fax: 0091-161-2672790, 2673827
e-mail: mcmunjal@heromajestic.com

This Agreement shall be binding upon the successors and assigns of the Parties and inure to the benefit of their successors and assigns. No oral agreement, statement, or representation shall alter its provisions.

This Agreement, which shall be governed by the laws of the State of California, represents the complete and exclusive understanding of the Parties pertaining to the disclosure of Information. Only a mutually executed writing may amend it.

If any provision of this Agreement shall be held invalid in a court of law, the remaining provisions shall be construed as if the invalid provision were not included in this Agreement.

Nu Age. Hero/Majestic Agreement 10.09.03 pages 4 of 4

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives.

Nu Age, Inc

/s/ Lee Eastman
By: Lee EastmanPresident


Hero/Majestic Auto Limited

/s/ M.C. Munjal
By M. C. Munjal
Managing Director


Saphire Associates of India

/s/ Mohinder P. Singh
Managing Director